Exhibit 99.1

PRESS RELEASE
OPTIMIZING CUSTOMER INTERACTIONS™
Contact:
Steven Pollema
eLoyalty Corporation
(847) 582-7100
ir@eloyalty.com
eLoyalty Announces Proposed Rights Offering
Lake Forest, IL, November 8, 2006 — eLoyalty Corporation, a leading enterprise Customer Relationship Management services and solutions company (Nasdaq: ELOY), today announced that it has filed an S-3 Registration Statement with the SEC for a proposed rights offering relating to non-transferable subscription rights to purchase up to $18 million of eLoyalty Common Stock. Holders of eLoyalty’s Common Stock and Series B Preferred Stock on the record date for the rights offering would be eligible to participate. The record date and subscription price have not been set. eLoyalty plans to use the proceeds from the rights offering for working capital and general corporate purposes.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. Persons eligible to participate in the rights offering will receive a prospectus and subscription materials, when available, in the mail. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The rights offering will only be made by means of a prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
About eLoyalty
eLoyalty is a leading management consulting, systems integration, and managed services company focused on optimizing customer interactions. With professionals throughout North America and an additional presence in Europe, eLoyalty offers a broad range of enterprise CRM services and solutions that include creating customer strategies; defining technical architectures; improving sales, service and marketing processes; and selecting, implementing, integrating, supporting and hosting best-of-breed CRM and analytics software applications. eLoyalty is focused on growing and developing its business through two primary Service Lines: Behavioral Analytics™ and Converged Internet Protocol Contact Center Solutions. For more information about eLoyalty, visit http://www.eloyalty.com or call 877-2ELOYAL.